EXHIBIT 10.58

CHANGE-IN-CONTROL AGREEMENT

     AGREEMENT by and between INVITROGEN CORPORATION, a Delaware Corporation (the “Company”), and Gregory T. Lucier (the “Executive”), dated as of the 26th day of May 2003.

     The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.     Certain Definitions

          (a)     The “Effective Date” shall be the first date during the “Change in Control Period” (as defined in Section l(b)) on which a Change in Control occurs; provided that the Executive is employed on that date. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

          (b)     The “Change in Control Period” is the period commencing on the date hereof and ending on the second anniversary of such date, provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice to the Executive that the Change in Control Period shall not be so extended.

     2.     Change in Control. For the purpose of this Agreement:

          (a)     a “Change in Control” shall mean:

               (i)     Any acquisition or series of acquisitions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that (A) any acquisition by the Company, or any of its subsidiaries, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (C) any acquisition or series of acquisitions which results in any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Outstanding Company Common Stock and while such a beneficial owner such individual, entity or group does not exercise the voting power of his, her or its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Company and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce his, her or its beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 50%, as the case may be, shall not constitute a Change in Control; or

               (ii)     Individuals who as of April 27, 2001, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual becoming a director subsequent to April 27, 2001, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company; or

               (iii)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

     3.     Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the 24th month following the Effective Date (the “Employment Period”).

     4.     Terms of Employment

          (a)     Position and Duties.

               (i)     During the Employment Period, (A) the Executive’s position, authority, duties and responsibilities shall not be substantially diminished from the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

               (ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

          (b)     Compensation.

               (i)     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to the highest annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve full months) base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the three years immediately preceding the Effective Date. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

               (ii)     Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the higher of either (A) the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) Incentive Compensation Plan bonus paid, or payable but for any deferral to the Executive by the Company and its affiliated companies under the Company’s deferred compensation arrangements, in respect of the three fiscal years or lesser number of fiscal years during which the Executive has been employed by the Company immediately preceding the fiscal year in which the Effective Date occurs, or (B) in the event the annual bonus under an Incentive Compensation Plan is paid, or payable but for any deferral to the Executive by the Company and its affiliated companies under the Company’s deferred compensation arrangement, in respect of the fiscal year immediately preceding the fiscal year in which the Effective Date occurs was based upon a formula, guaranteed amount, or plan in which the Executive participated, then such Annual Bonus shall be at least equal to the bonus which would be payable based on such formula, guaranteed amount, or plan had the Executive’s participation therein and level of participation remained in effect following the Effective Date. For purposes of this agreement, the calculation of the Annual Bonus shall not include any payments under a Long Term Incentive Plan or the Signing Bonus defined in the Employment Agreement entered into between the Executive and the Company effective as of May 26, 2003 (the “Employment Agreement”). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

               (iii)     Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive (including but not limited to long-term incentive bonus), savings and retirement plans, practices, policies and programs generally applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities), savings opportunities and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

               (iv)     Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive and/or the Executive’s family at any time during the 90-day period immediately preceding the Effective Date.

               (v)     Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (vi)     Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (vii)     Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (viii)     Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

     5.      Termination of Employment

          (a)      Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 15(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the

Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b)     Cause. The Company may terminate the Executive’s employment during the Employment Period for “Cause” only in accordance with the provisions set forth herein.

               (i)     For purposes of this Agreement, “Cause” means (A) repeated violations by the Executive of the Executive’s material responsibilities and material duties under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, (B) commission of an intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or its affiliated companies, (C) violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation securities laws, (D) causing intentional wrongful damage to property of the Company or its affiliated companies, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies, provided that in the case of clauses (A) through (F), any such act or omission shall have been materially harmful to the Company or its affiliated companies. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

               (ii)     The Company may not terminate the Executive’s employment for Cause under clause (B), (C), (D), (E), or (F) of such definition set forth above unless: (a) the Company provides the Executive with written notice of its intent to consider termination of the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within thirty (30) days after the date such notice is provided, the Executive shall have a reasonable opportunity to appear before the Board of Directors, with or without legal representation, at the Executive’s election, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given thirty (30) days after such meeting to correct such act or failure to act; and (c) following presentation to the Board of Directors as provided in clause (b) above or the Executive’s failure to appear before the Board of Directors at a date and time specified in the notice and, following expiration of the thirty (30) -day period in which to correct such acts or failures to act that are correctable, the Executive may be terminated for Cause only if (1) the Board of Directors, by an affirmative vote of a majority of its members (excluding the Executive and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events leading the Board of Directors to terminate the Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and the Executive’s employment should accordingly be terminated for Cause; and (2) the Board of Directors provides the Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.

          (c)     Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” means

               (i)     a substantial diminution in the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

               (ii)     any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

               (iii)     the Company requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof or, requiring the Executive to travel away from his or her office in the course of discharging responsibilities or duties which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Change in Control;

               (iv)     any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

               (v)     any failure by any successor to the Company to comply with and satisfy Section 14(c) of this Agreement, provided that such successor has received at least ten (10) days prior written notice from the Company or the Executive of the requirements of Section 14(c) of this Agreement.

For the purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

          (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by “Notice of Termination” to the other party hereto given in accordance with Section 15(b) of this Agreement. For purposes of this

Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

          (e)     Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     6.      Obligations of the Company upon Termination

          (a)     Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of the product of (x) the Annual Bonus and any long-term incentive bonus paid, guaranteed to be paid, or payable but for any deferral (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the most recently completed fiscal year during the Employment Period, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company, (iv) payment of any earned or guaranteed Annual Bonus, long-term incentive bonus or other incentive compensation payments attributable to prior fiscal years to the extent not theretofore paid, and (v) payment for any substantiated business and relocation expenses incurred by the Executive to the extent not theretofore reimbursed (the amounts described in clauses (i) through (v) above are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination or (y) in twelve equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family as in effect on the date of the Executive’s death generally with respect to other peer executives of the Company and its affiliated companies and their families.

          (b)     Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination or (y) in twelve equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and its affiliated companies and their families.

          (c)     Cause. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination, or (y) in twelve equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination.

          (d)     Good Reason or Termination Without Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment under this Agreement for Good Reason:

               (i)     the Company shall pay to the Executive the aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash within 30 days of the Date of termination.

                    A.     All Accrued Obligations; and

                    B.     2.0 times the sum of the Executive’s Annual Base Salary and the higher of either (i) the average annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve full months) bonus paid, or payable but for any deferral to the Executive by the Company and its affiliated companies under the Company’s deferred compensation arrangements, in respect of the three years or lesser number of years during which the Executive has been employed by the Company immediately preceding the Effective Date, or (ii) the targeted annual bonus payable to the Executive pursuant to the Company’s Incentive Compensation Plan for the fiscal year in which the Date of Termination occurs (assuming 100% achievement of the Company performance factor and 100% achievement of the Executive’s personal performance factor); and

                    C.     any guaranteed or targeted Long Term Incentive Plan award that would have been payable within two years of the Date of Termination; and

                    D.     An amount equal to that portion, if any, of the Company’s contribution to the Executive’s 401(k), savings or other similar individual account plan which is not vested as of the Date of Termination (the “Unvested Company Contribution”), plus an amount which when added to the Unvested Company Contribution would be sufficient after Federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

               (ii)     the Company shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive upon the receipt by the Company of written receipts or other appropriate documentation; and

               (iii)     for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits at the Company’s expense to the Executive and, where applicable, the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies generally applicable to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes employed elsewhere during the Employment Period and is thereby afforded comparable insurance and welfare benefits to those described in Section 4(b)(iv), the Company’s obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

               (iv)     All outstanding stock options and shares of restricted stock held by the Executive pursuant to any Company stock option plan, stock option agreement or restricted stock agreement shall immediately become vested and exercisable as to all or any part of the shares covered thereby, with the Executive being able to exercise his stock options within a period of eighteen months following the Date of Termination or such longer period as may be permitted under Executive’s stock option agreements; and

               (v)     The Company shall require the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), to either assume the Company’s rights and obligations under any Company stock option plan, stock option agreement or restricted stock agreement or substitute for outstanding options or restricted shares substantially equivalent options or restricted shares of the Acquiring Corporation’s stock. For this purpose, a stock option or restricted share shall be deemed assumed if, following the Change in Control, the stock option or restricted share confers the right to receive in accordance with its terms and conditions, for each share of Company stock subject to a stock option agreement or restricted stock agreement immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Company stock on the effective date of the Change in Control was entitled.

               (vi)     If, in the calendar year in which occurs the Date of Termination or in the immediately preceding calendar year, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Company, then any relocation expenses that are actually incurred in the twelve-month period immediately following the Date of Termination by the Executive in moving the Executive’s primary residence and personal property to any location shall be reimbursed by the Company, on a tax-neutral basis, to the extent such expenses do not exceed the cost of relocating the Executive’s primary residence and personal property to the Point of Origin, provided such expenses are substantiated by means of written receipts. The cost of relocating the Executive’s primary residence and personal property to the Point of Origin shall be determined by averaging estimates obtained by the Company in writing from three reputable moving companies, selected by the Company in good faith. It shall be the obligation of the Executive to notify the Company in advance of any such relocation so that such estimates may be obtained.

The amounts required to be paid under this Section 6(d) shall be reduced by any other amount of severance (i.e., relating solely to salary or bonus continuation or actual or deemed pension or insurance continuation) received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company applicable to the Executive or a group of employees of the Company, including the Executive, and applicable without regard to the occurrence of a Change in Control prior to such termination of employment. The amounts payable to the Executive pursuant to this Agreement shall be determined without giving effect to any decrease in compensation or benefits that is in violation of the terms of this Agreement. The amounts payable to the Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth herein, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company.

     7.          Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

     8.      Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, except as provided in the last sentence of Section 6(d), shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); provided that the Executive’s claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

     9.     Release. Upon fulfillment of the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, the parties shall enter into a mutual release that shall include the provisions set forth in Exhibit D to the Employment Agreement and such other terms that are agreed upon by the Company and the Executive at such time.

     10.     Certain Additional Payments by the Company.

          (a)     Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b)      Determinations. Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Executive within 15 business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)      IRS Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)     Refunds. If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of such Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     11.      Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the

Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     12.      Public Announcements. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement regarding this Agreement or the transactions contemplated hereby, and the Executive shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

     13.      Arbitration and Equitable Relief.

     (a)     Except as provided in Section 13(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 30 miles of the Company’s principal executive offices in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

     (b)     The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

     (c)     The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation attorneys’ fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator’s decision.

     (d)     The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the New Hire Documents, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

     (e)     EXECUTIVE HAS READ AND UNDERSTANDS SECTION 13, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

     14.      Successors.

          (a)     This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     15.      Miscellaneous

          (a)     This Agreement shall be governed by and construed in accordance with the laws of the Sate of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Gregory T. Lucier 1022 Fieldstone Lane Oconomowoc, Wisconsin 53066

If to the Company:

Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008 (ATTN: General Counsel)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)     The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first written above.

INVITROGEN CORPORATION

/s/ Gregory T. Lucier Gregory T. Lucier	By:	/s/ C. Eric Winzer C. Eric Winzer Chief Financial Officer